Exhibit 99.2

VASCO Data Security International, Inc.

Q3 2014 Earnings Conference Call

Prepared Remarks

October 28, 2014

[SPEAKER: JOHN GUNN]

Thank you. Greetings everyone and thank you for joining the VASCO Data Security Third Quarter, 2014 Earnings Conference call. My name is John Gunn and I am the Vice President of Corporate Communications. This call is being broadcast over the internet and can be accessed on the Investor Relations section of VASCO’s website at ir.vasco.com

Speaking first will be Ken Hunt, VASCO Chairman, Founder and CEO, followed by Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer, and then we will open the call for questions from analysts.

PLEASE NOTE THAT STATEMENTS MADE DURING THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “PROJECTS” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD. IN ADDITION, PLEASE NOTE THAT THE DATE OF THIS CONFERENCE CALL IS OCTOBER 28, 2014, AND ANY FORWARD-LOOKING STATEMENTS AND RELATED ASSUMPTIONS ARE MADE AS OF THIS DATE. EXCEPT AS EXPRESSLY REQUIRED BY THE FEDERAL SECURITIES LAWS, WE UNDERTAKE NO OBLIGATION TO UPDATE THESE STATEMENTS AS A RESULT OF NEW INFORMATION OR FUTURE EVENTS OR FOR ANY OTHER REASON

At this time, I will turn the call over to Ken Hunt.

[SPEAKER: KEN HUNT]

Thank you John and thank you everyone for joining us on the call today.

VASCO’s record third quarter results underscore the growing momentum of our security solutions driven by increasing demand for security in Banking, and Enterprise and Application security markets.

During the third quarter of 2014, we delivered the highest revenue in the company’s history, our first quarter exceeding $50 million of revenue, improvements in operating income and record order intake. As a result, our expectations for the year continue to increase and have resulted in our third consecutive quarter of increased guidance.

Primary factors contributing to our third quarter results include increased shipments of our core solutions to existing customers, the addition of new customers, and strong market acceptance of our newest solutions.

Revenue from continuing operations for the third quarter of 2014 increased 34% to $52.6 million from $39.2 million in the third quarter of 2013, and for the first nine months of 2014, increased 24% to $139.1 million from $111.8 million for the first nine months of 2013. We demonstrated strong growth in both our Banking, and Enterprise and Application Security markets.

Operating income from continuing operations for the third quarter and first nine months of 2014 was $13.8 million and $25.4 million, respectively, an increase of $8.8 million, or 175%, from $5.0 million reported for the third quarter of 2013 and an increase of $15.7 million, or 162%, from $9.7 million reported for the first nine months of 2013. Operating income from continuing operations as a percentage of revenue for the third quarter and first nine months of 2014 was 26% and 18%, respectively, compared to 13% and 9% for the comparable periods in 2013.

During the third quarter, we began initial shipments of Cronto-based Rabo Scanners to Rabobank, and shipments of authenticators to HSBC in the U.S. for their retail banking customers. These contributed to our third quarter performance, but together they were less than 10% of total third quarter revenue, and without that business, our third quarter 2014 growth over third quarter 2013 would still have been more than 20%, demonstrating strength in our core business.

We have experienced strong acceptance of our next generation solutions including our CrontoSign technology. As you know, CrontoSign technology provides a high-definition QR code as a method of authentication. This improves security and defeats the newest hacking techniques while still providing a positive and frictionless user experience. Rabobank’s selection of the VASCO CrontoSign technology for their Rabo Scanner represents their most recent upgrade cycle with VASCO providing a prime example of what we refer to as sustainable, repeatable revenue.

Our continuing robust performance and increasing cash balances strengthen our ability to continue to invest in growing our business, including the pursuit of additional tuck-in acquisitions similar to Cronto Technology and Risk IDS. We are committed to making the best use of our cash balances to drive growth without unnecessary risk.

Increasing attacks from criminal hacking organizations are fueling greater interest in VASCO security solutions. Looking beyond the headlines, a recent report from the Ponemon Institute reported that 43% of companies say that they experienced a data breach this year, a 30% increase from the previous year; and responding to the increase in attacks in the banking segment, JPMorgan Chase CEO Jamie Dimon recently stated that the bank would likely double its $250 million IT security budget over the next four to five years.

In summary, following our 47th consecutive quarter of delivering positive results for our shareholders, I anticipate continued success in achieving our growth goals and executing our long term strategy. We will strive to continue to invest in people and technology that will enable us to deliver security solutions that the market requires and that our competitors do not have.

At this time, I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer, Jan.

[SPEAKER: JAN VALKE]

Thank you, Ken.

Ladies and gentlemen, as Ken shared, the third quarter was another strong quarter for VASCO that followed continuing improvements starting in the fourth quarter of 2013.

Our results for the third quarter reflected a 37% increase in revenues from the Banking market and a 23% increase in revenues from the Enterprise and Application Security market.

These results further prove our ability to grow revenue at a faster rate than our expenses. Operating income from continuing operations as a percentage of revenue, for the third quarter and first nine months of 2014 was 26% and 18%, respectively, compared to 13% and 9% for the comparable periods in 2013.

Our third quarter results underscore the positive impact of VASCO’s degree of operating leverage. With the present level of fixed costs, increases in revenue result in much more significant gains in operating income and EBITDA.

A core component of our strategy to strengthen gross margins is an emphasis on generating increased revenue from non-hardware sources including maintenance and support, and our mobile DIGIPASS family of products which target the mobile and application developer markets. We accomplished significant gains in the third quarter in this area and we will continue to expand our efforts to make additional gains in our high margin business segments.

We remain optimistic about the future as we experienced record order intake in the third quarter. This quarter’s intake of new orders exceeded our previous best quarter, which was the first quarter of 2014. Of course, Rabobank contributed significantly to our new orders in the third quarter, but even without Rabobank orders, we still exceeded our previous best quarter for order intake. While we are very pleased with the level of new orders, our intake of new orders reflected a significant increase in orders for our card reader products. As a result, we expect that card readers will make up a higher percentage of orders that we will ship in the fourth quarter and result in added pressure to our gross and operating margins as a percentage of total revenue.

We continue to focus on delivering innovative security solutions that solve the most urgent needs of our customers. We have important feature enhancements to our DIGIPASS for APPS solution scheduled for the fourth quarter that will further expand the protection of mobile applications. In addition, the integration of Risk IDS is on schedule and we anticipate making announcements about products integrating this innovative technology in 2015.

Our strong growth is driven by increased demand for our legacy products and our new solutions, and by the addition of new customers. We are happy that our long term strategy is yielding positive results and we remain optimistic about the future.

Thank you, and now I will return the call to Ken.

[SPEAKER: KEN HUNT]

Ken: Thank you, Jan.

At this time, I would like to introduce you to Cliff Bown, VASCO’s Executive Vice President and Chief Financial Officer, Cliff?

[SPEAKER: CLIFF BOWN]

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the third quarter of 2014 were $52.6 million, an increase of $13.5 million or 34% from the third quarter of 2013. For the first nine months, revenues were $139.1 million, an increase of $27.3 million or 24% from the comparable period in 2013.

The increase in revenue in the third quarter reflected a 37% increase in revenues from the Banking market and a 23% increase in revenues from the Enterprise and Application Security market. For the nine months ended September 30, 2014, the increase reflected a 25% increase in revenues from the Banking market and a 21% increase in revenues from the Enterprise and Application Security.

Changes in exchange rates also had a favorable impact on the comparison of revenues. We estimate that revenues were $0.2 million higher for the third quarter and $1.4 million higher for first nine months of 2014 than they would have been had the exchange rates in 2014 been the same as in 2013.

The mix of revenues in the third quarter of 2014 was slightly more heavily weighted to the Banking market than in the third quarter of 2013. Revenues from the Banking market were 84% of our total revenue in the third quarter of 2014 compared to 83% in the third quarter of 2013. The mix of revenues for the first nine months of 2014 was largely the same as in 2013 with 83% of our revenue coming from the Banking market in both periods.

The geographic distribution of our revenue for the first nine months of 2014 compared to the same period in 2013 showed changes among the regions outside of EMEA. Revenue from EMEA, however, was unchanged and represented 61% of our total revenue for both the first nine months of 2014 and 2013. Of the remaining balance for the first nine months of 2014, 6% of our revenue came from the U.S., 24% from Asia and the remaining 9% came from other countries. Of the remaining balance for the first nine months of 2013, 8% of our revenue came from the U.S., 18% from Asia and the remaining 13% came from other countries. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods.

Our gross profit margins were stronger for both the third quarter and first nine months in 2014 compared to the same periods in 2013. Our gross profit margins were 68% and 66% of revenue for the third quarter and first nine months of 2014, respectively, compared to 64% of revenue for both the third quarter and first nine months of 2013. The increase in gross profit as a percentage of revenue for the third quarter of 2014 compared to 2013 primarily reflects:

•	an improvement in the gross margin of products sold, including card readers, and

•	an increase in non-hardware revenue as a percentage of total revenue,

partially offset by

•	an increase in card reader revenues as a percentage of total revenue, and

•	higher non-product costs, which includes freight, inventory write-downs and various other components not related directly to the manufacture of our product.

The increase in gross profit as a percentage of revenue for the first nine months of 2014 compared to 2013 primarily reflects:

•	an increase in non-hardware revenue as a percentage of total revenue, and

•	lower non-product costs,

partially offset by

•	an increase in card reader revenues as a percentage of total revenue.

Non-hardware revenue, which can have a gross profit margin that is approximately 20 to 30 percentage points higher than hardware-related revenue, depending on the model and quantity of the hardware units sold, was approximately 31% and 29% of total revenue for the third quarter and first nine months of 2014, respectively, and compares to approximately 28% of total revenue for both the third quarter and first nine months of 2013.

Card readers, which generally have gross profit margins that are 15 to 25 percentage points lower than other hardware-related margins due to competitive pricing pressures, were 12% and 17% of our total revenue for the third quarter and first nine months of 2014, respectively, compared to 10% and 13% of our total revenue for the third quarter and first nine months of 2013.

On a consolidated basis, our operating expenses for the quarter and nine months ended September 30, 2014 were $21.8 million and $67.0 million, respectively, an increase of $1.7 million or 9% from the third quarter of 2013 and an increase of $4.7 million or 8% for the nine months ended September 30, 2014.

The increase in consolidated operating expenses for the both the third quarter and first nine months of 2014 compared to the same period in 2013 primarily reflected increased incentive compensation expenses related to higher revenues, the incremental expenses related to Cronto Ltd., which we acquired in the second quarter of 2013, and the strengthening of the Euro compared to the U.S. dollar. We estimate that the strengthening of the Euro vs. the U.S. dollar increased our expenses by $0.3 million and $1.5 million for the third quarter and first nine months of 2014 compared to the same periods in 2013.

At September 30, 2014 we had 371 people worldwide with 182 in sales, marketing and customer support, 133 in research and development and 56 in general and administrative. The average headcount for the third quarter of 2014 was 30 persons or 8% lower than the average headcount for the third quarter of 2013. The average headcount for the first nine months of 2014 was 8 persons or 2% lower than the average headcount for the same period in 2013.

Operating expenses for the third quarter and first nine months of 2014 included $1.0 million and $2.4 million of expenses related to long-term incentive plan costs, respectively, compared to $0.6 million and $2.0 million of long-term incentive plan costs for the third quarter and first nine months of 2013, respectively.

Operating income for the third quarter of 2014 was $13.8 million, an increase of $8.8 or 175% from the $5.0 million reported in the third quarter of 2013. For the first nine months, operating income was $25.4 million in 2014, an increase of $15.7 million or 162% from the $9.7 million reported in 2013.

Operating income as a percent of revenue, or operating margin, was 26% for the third quarter and 18% first nine months of 2014. In 2013, our operating margins were 13% for the third quarter and 9% for the first nine months.

We reported income tax expense of $1.7 million for the third quarter and $3.5 million for the first nine months of 2014. The effective tax rate was 13% for the third quarter and 14% first nine months of 2014.

For 2013, the Company reported income tax expense of $1.4 million for the third quarter and $2.3 million for the first nine months. The effective tax rate was 29% for the third quarter and 23% for first nine months of 2013.

The increase in the tax expense for the third quarter and first nine months is attributable to higher pretax income, partially offset by the lower effective tax rate. The effective rates for both 2014 and 2013 reflect our estimate of our full-year tax rate at the end of the third quarter in each period. The change in tax rate reflects a number of differences including, but not limited to, our estimates of full-year pre-tax income at the end of the third quarter of each year as well as the geographic distribution of where the income is earned.

Our balance sheet continued to show strong cash and working capital balances throughout the third quarter of 2014. Our net cash balance was $125.9 million at September 30, 2014, an increase of $2.6 million or 2%, from $123.3 million at June 30, 2014, and an increase of $27.3 million, or 28%, from $98.6 million at December 31, 2013.

At September 30, 2014 we had working capital of $148.2 million, an increase of $13.0 million, or 10%, from $135.2 million at June 30, 2014 and an increase of $23.7 million or 19% from $124.5 million reported at December 31, 2013. The increase in working capital is primarily related to our operating profits.

Please note that our percentage increase in working capital at September 30, 2014 compared to June 30, 2014 exceeded our percentage increase in cash for the same period primarily due to our increased investments in receivables and inventory. Our receivable balances increased $5.3 million in the third quarter due to both the increase in revenue for the third quarter compared to the second quarter and change in the timing of when sales were made within each respective quarter. Our investment in inventory increased by $5.7 million in the third quarter to meet the production demands related to our strong intake of new orders.

Thank you for your attention. I would now like to turn the meeting back to Ken.

[SPEAKER: KEN HUNT – CLOSING REMARKS]

Thank you, Cliff

At this time I would like to highlight our guidance for 2014.

–	VASCO is increasing its guidance for revenue for the full-year 2014. We currently believe that our revenue from our traditional business, which excludes our new service product offerings, DIGIPASS as a Service and MYDIGIPASS.COM, will be $190 million or more, an increase from the range communicated previously of $175 million to $180 million.

–	We are also increasing our guidance for operating income as a percentage of revenue. We expect that operating income as a percentage of revenue, excluding the amortization of purchased intangible assets, will be in the range of 17% to 20%, which compares to the 13% to 15% communicated previously.

This concludes our presentations today and we will now open the call for questions. As a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.